Exhibit 10.5

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EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of December, 2002, by and between LBI Holdings I, Inc., a California corporation (the “Company”), and Winter Horton (the “Employee”).

WHEREAS, this Agreement shall govern the employment relationship between the parties from and after the date stated above and supersedes and negates all previous agreements made between the parties, whether written or oral, relating to the Employee’s employment with the Company and its wholly-owned subsidiary corporations.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and covenants contained below, the parties agree as follows:

1. EMPLOYMENT

1.1	Position. The Company hereby engages the Employee on an exclusive basis to render personal services as a corporate vice-president of the Company. The Employee shall perform such duties and have such responsibilities as assigned from time to time by the Company. Without limiting the Company’s discretion concerning the assignment of future duties to the Employee, it is presently expected that a majority of the Employee’s duties will be performed in Texas and will be related to the Company’s operations in Texas. The Employee hereby accepts such employment and agrees to devote his full employment energies, interest, abilities and time to the performance of his duties hereunder. The Employee shall promptly and faithfully comply with all the rules and regulations of applicable governmental regulatory agencies and with the instructions, directions, requests, rules and regulations of the Company in connection with the performance of his duties.

1.2	Company Representations And Warranties. The Company represents and warrants to the Employee that this Agreement has been duly and validly authorized and executed by and on behalf of the Company in accordance with its Articles of Incorporation and By-Laws and that this Agreement constitutes the lawful and valid obligation of the Company enforceable against the Company in accordance with its terms.

1.3	Term. The initial term of employment under this Agreement shall be for a period commencing on the date stated above and shall continue, subject to the provisions of this Agreement, until December 31, 2009, inclusive.

1.4	Employee’s Willingness to Relocate. Employee hereby agrees that as a condition of his employment, Employee shall, upon the request of the Company, relocate as directed by the Company. Employee agrees to continue the performance of his duties as outlined in this Agreement in the new location designated by the Company.

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2. COMPENSATION

2.1	Salary. During the term of this Agreement, the Company shall pay to the Employee a salary at the rate of $275,000 per year (less taxes and required withholdings), increased periodically as set forth in this Section 2.1. The Employee’s salary shall be paid in accordance with the Company’s normal payroll practice. On May 1, 2003 and on each May 1 thereafter during the term of this Agreement, the Company shall increase the Employee’s salary by five percent (5%) of the salary in effect immediately before such increase.

2.2	Discretionary Bonuses. Employee may receive bonuses based on Employee’s performance of his duties and responsibilities, as determined by the Company in its sole discretion. Whether a bonus is awarded to Employee under this Section 2.2, the amount of such bonus, and the timing of such bonus, shall be determined by the Company in its sole discretion.

2.3	Incentive Plan. The Employee shall, if the conditions set forth in this section are satisfied, earn up to [****] percent ([****]%) of the amount (if any) by which the Net Value of the Company as of the applicable date of determination exceeds $[****] ($[****] is referred to herein a the “Threshold Amount”) (the “Incentive Plan”). The “Net Value” of the Company shall be determined as set forth in Section 2.3.3(a) below. The Net Value of the Company shall be determined as of December 31, 2009 or, in the event a Change in Control occurs, as of the date on which the Change in Control occurs. Such determination shall be made as soon as feasible following December 31, 2009 or following the occurrence of the Change in Control, as applicable, under the method described in Section 2.3.3(a) below. [****] percent ([****]%) of the amount (if any) by which the Net Value of the Company as of the applicable date of determination exceeds the Threshold Amount shall be the maximum possible payment under the Incentive Plan (the “Maximum Possible Payment”) if the Employee becomes fully vested in all of the components of the Incentive Plan. Notwithstanding anything to the contrary herein, if, as a result of a sale, other offering of equity by the Company (including an offering through an employee plan or agreement, such as, for example, an agreement providing for payments to another employee similar to the Incentive Plan), or other similar transaction, which dilutes the ownership in the Company by Jose Liberman and Lenard Liberman and their spouses, lineal descendants or heirs and devisees and any trusts or entities controlled by any of the foregoing (collectively, the “Liberman Family”), the Maximum Possible Payment shall be the amount equal to the product of (x), (y) and (z), where (x) is a fraction, the numerator of which is the percentage of the Company owned by the Liberman Family as of the applicable date of determination, and the denominator of which is one, (y) is [****]% and (z) is the amount (if any) by which the Net Value of the Company as of the applicable date of determination exceeds the Threshold Amount.

2.3.1 Vesting.

(a) Time Vesting Portion. That portion of the Maximum Possible Payment which represents [****] percent ([****]%) of the amount (if any) by which the Net Value of the Company as of the applicable date of determination exceeds the Threshold Amount, shall become vested as

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described below (the “Time Vesting Portion.”). An installment of the Time Vesting Portion representing one-seventh (1/7) of the Time Vesting Portion (i.e., one-seventh (1/7) of [****] percent ([****]%), or approximately [****] percent ([****]%), of the amount (if any) by which the Net Value of the Company as of the applicable date of determination exceeds the Threshold Amount) will become vested on December 31, 2003 (assuming Employee’s continued employment by the Company through such date). The remaining six installments of the Time Vesting Portion will become vested on each December 31, from December 31, 2004 through December 31, 2009 (assuming Employee’s continued employment by the Company on each such December 31). The installment of the Time Vesting Portion which becomes vested on each such December 31 specified above (assuming Employee’s continued employment by the Company) shall be one-seventh (1/7) of the Time Vesting Portion (i.e., one-seventh (1/7) of [****] percent ([****]%), or approximately [****] percent ([****]%), of the amount (if any) by which the Net Value of the Company as of the applicable date of determination exceeds the Threshold Amount).

(b) Performance Vesting Portion. That portion of the Maximum Possible Payment which represents [****] percent ([****]%), of the amount (if any) by which the Net Value of the Company as of the applicable date of determination exceeds the Threshold Amount, shall become vested as described below (the “Performance Vesting Portion.”). Each year an installment of one-seventh (1/7) of the Performance Vesting Portion (i.e., one-seventh (1/7) of [****] percent ([****]%), or approximately [****] percent ([****]%), of the amount (if any) by which the Net Value of the Company as of the applicable date of determination exceeds the Threshold Amount) shall become vested if the Company determines in its sole discretion that certain annual performance goals established by the Company are met. Only if the Company determines in its sole discretion that all of these performance goals are satisfied in a given year will that year’s installment of the Performance Vesting Portion become vested. The Company shall have the sole discretion to establish these performance goals. Such performance goals, as established by the Company, may include objective and/or subjective measures of Employee’s personal performance of his duties as well as objective and/or subjective measures of Company-wide performance goals including, but not limited to, budgetary matters, revenues, and cash flows. The Company agrees to notify Employee following the end of each year whether all of the performance goals were satisfied for such year.

2.3.2 Change in Control. Notwithstanding anything to the contrary herein, if at any time the Company experiences a Change in Control (as defined below) while the Employee is still employed with the Company, the Employee immediately will become vested in the next installment of the Time Vesting Portion. For purposes of this Agreement, “Change in Control” shall mean: (i) any acquisition of the Company by merger or consolidation in which more than fifty percent (50%) of the Company’s

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outstanding voting securities are transferred to the acquiring entity (other than an entity owned or controlled by the Company or the Liberman Family), (ii) a sale of eighty percent (80%) or more of the assets of the Company (other than to the Liberman Family or an entity they own or control), (iii) the direct sale by the Liberman Family of securities representing more than fifty percent (50%) of the Company’s outstanding voting securities, (iv) the issuance by the Company of equity to new investors representing more than fifty percent (50%) of the voting power of the Company immediately after such issuance, other than through a public offering, or (v) the issuance by the Company of equity through a public offering representing more than thirty-three percent (33%) of the voting power of the Company immediately after such issuance. For purposes of this agreement, an “installment” of the Time Vesting Portion is the increment of the Time Vesting Portion which may become vested on each December 31, from December 31, 2003 through December 31, 2009, as set forth in Section 2.3.1(a).

2.3.3 Determination of Net Value.

(a) Initial Determination. In the event of a Change in Control, the Net Value of the Company shall be determined at the time of such event, unless the Employee and the Company agree otherwise in writing. In the event there is no Change in Control which results in a determination of Net Value of the Company prior to December 31, 2009, the Net Value shall be determined as of December 31, 2009. Such Net Value shall be determined by a nationally-recognized independent appraiser selected by the Company, who shall apply generally accepted appraisal principles, and who shall be instructed to make his appraisal primarily based on the actual sales of similar assets in similar markets as that of the Company at the time of the appraisal; provided that if all or any portion of the Company (including its subsidiaries) has been sold to a third party in a bona-fide sale prior to the appraisal, the appraiser shall be instructed to use the actual sales price in valuing the portion sold. Except for any portion of the Company which was sold, it is intended that the appraisal be primarily based upon the Company’s cash flow as a going concern. All existing liabilities and debt of the Company under generally accepted accounting principles and all of its holding companies and their respective subsidiaries (to the extent such holding companies and subsidiaries are included in the determination of Net Value of the Company), including without limitation, debt to the ultimate shareholders, shall be deducted from the gross appraised value in determining the Company’s Net Value.

For purposes of determining the Net Value of the Company, the following provisions shall govern:

(i) The Net Value of the Company shall be determined on a consolidated basis and shall include the Company and each holding company, subsidiary and affiliated company of the Company which is established by the Liberman Family as an entity owning or operating radio or television stations. The assets and liabilities of any such holding company, subsidiary and affiliated company which is not part of such consolidated group of companies on the date as of which Net Value is

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determined shall be excluded from the calculation of Net Value, except as provided in subsection (ii) below.

(ii) Each appraiser shall add back to the Net Value of the Company the then current fair market value of any assets sold, transferred or distributed by the Company (or any other entity required to be consolidated with the Company for purposes of determining the Net Value of the Company) after the effective date of this Agreement and prior to the date as of which Net Value is determined, to the extent the cash proceeds of such sales, transfers or distributions are distributed to members of the Liberman Family without providing adequate consideration. However, (i) any other cash accumulations from other sources distributed to the Liberman Family in compliance with any loan agreement which the Company (including any of its subsidiaries) may have in place or enter into with one or more financial institutions and (ii) any forgiveness of loans by Company (including any of its subsidiaries) of any of its loans to the Liberman Family shall not be added back in the determination of the Net Value of Company.

(b) Resolution of Dispute Regarding Net Value. If the Employee challenges the determination of the Net Value of the Company by the appraiser, then the Employee, at his expense, may hire a second nationally-recognized appraiser. The appraiser hired by the Employee shall make his determination of the Net Value of the Company according to the procedure and based upon the information which was the basis of the first appraisal set forth in subsection (a), above. If the second appraiser opines that the Net Value of the Company is equal to an amount within five percent of the Net Value determined by the first appraiser, then the average of the two amounts will be used as the Net Value and become final. If the Net Value determined by the second appraiser differs by more than five percent from the Net Value determined by the original appraisal, then the two appraisers shall agree upon a third appraiser. The fees and expenses of the third appraiser shall be paid by the Company. If the third appraiser determines that the Net Value of the Company equals an amount that falls between the amount determined by the first and second appraiser, then the Net Value of the Company shall be the average of the three appraisals. If the value determined by the third appraiser does not fall within the values determined by the first and second appraiser, then the value determined by the first or second appraiser which is closest to the value determined by the third appraiser shall become the final Net Value of the Company. The second and third appraisers shall be required to execute a confidentiality agreement pursuant to which such appraiser shall not disclose to the Employee (except to the extent necessary to substantiate the appraisal), or any other person not designated by the Company to receive confidential information, any confidential information of the Company used in preparing an appraisal. The designation of confidential information for the purposes of this section shall be in the sole discretion of the Board of Directors of the Company, and no confidential information of the Company shall be disclosed to Employee unless (i) Employee executes a confidentiality

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agreement with the Company and (ii) if the Employee is not currently employed by the Company, the Board of Directors of the Company determines that Employee is not rendering services to any business enterprise competitive with the Company’s business operations.

2.3.4 Payment. In the event that the Employee is eligible to receive any portion of the Maximum Possible Payment, the Company shall pay to the Employee, within 30 days after the date of the event which triggers the determination of Net Value of the Company, an amount equal to the product of the Maximum Possible Payment times the aggregate portion vested (the “Payment Amount”). (As an example for illustrative purposes only, if the Employee were to become fully vested in the Time Vesting Portion but did not become vested in any part of the Performance Vesting Portion, the Company would pay to the Employee [****]% of the amount (if any) by which the Net Value of the Company as of the applicable date of determination exceeded the Threshold Amount.) The Payment Amount shall be, subject to the provisions hereof, made in cash. In the event that the stock of the Company is then capable of being immediately traded on the New York Stock Exchange, the National Association of Securities Dealers Automated Quotation System (NASDAQ) or any other recognized national stock exchange, at the option of the Employee, the payment may be made in the form of cash, or Common Stock of the Company, or a combination thereof. If any portion of the Payment Amount is to be made in stock, the value of each share of stock shall be equal to the closing market price on the day before the issuance. In the event that a cash payment of the full Payment Amount would violate the terms of any loan agreement in effect at the time between the Company (including any of its subsidiaries) and any financial institution, then the following provisions shall be in effect:

(i) The Company shall use reasonable commercial efforts to obtain a waiver from such financial institution to effect the full payment of the Payment Amount in cash.

(ii) If such waiver cannot be obtained, then the Company shall make the Payment Amount in cash to the fullest extent allowable under the existing loan agreement.

(iii) Any remaining balance of the Payment Amount shall be evidenced by the Company’s promissory note payable to the Employee. The note shall bear interest, compounded semi-annually, at 100% of the applicable federal rate. Principal, together with accrued and unpaid interest, shall become payable under the note in five (5) successive equal annual installments, beginning one year after the execution date of the note; provided, however, that if the payment of any such installment (or receiving amounts necessary to make such payment from Company’s subsidiaries) would violate the terms of any loan agreement in effect at the time between the Company (including any of its subsidiaries) and any financial institutions, then the payment of such installment shall be deferred until such time as when the payment of such installment (or receiving amounts necessary to make such payment from Company’s subsidiaries) would no longer violate the terms of any such loan agreement.

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The provisions of this subsection govern all payments under the Incentive Plan, regardless of the event which triggers the right to payment (including but not limited to any of the events in Section 3 hereof which may trigger a right to payment).

2.3.5 Covenant to Submit to Shareholder Vote. Immediately upon execution of this Agreement, the Company shall submit this Agreement, including the Incentive Plan under which Employee may become entitled to payments hereunder, to its current shareholders for approval in accordance with the applicable disclosure and shareholder approval requirements of Internal Revenue Code Section 280G and the Treasury Regulations thereunder. Unless this Agreement is approved by those shareholders who currently own more than seventy-five percent (75%) of the total voting power of the Company’s outstanding securities, this Agreement shall become null and void. Such shareholder action shall be completed, and the results thereof communicated to Employee, in writing, within ten days of the execution of this Agreement. In the event this Agreement, including the Incentive Plan, is not approved, Employee shall have the right, at Employee’s sole option and discretion, to (a) treat all provisions of this Agreement, with the exception of Section 2.3 as remaining effective, valid, and enforceable, (b) treat this Agreement as null and void as of the date of such negative action by the shareholders, or (c) enter into further negotiations with Company regarding the terms of Employee’s compensation and employment, treating this Agreement as Company’s last formal offer, minus the provisions of Section 2.3.

2.4	Insurance. During the term of this Agreement, the Company shall pay all necessary premiums for the Employee and his legal dependents to participate in any medical insurance plan and dental insurance plan that may then be available to the employees of the Company. The Company reserves the right to change the insurance carrier and the level and amount of insurance benefits available to the employees of the Company. The Company reserves the right to terminate said benefits of the Employee at any time the Company terminates said or similar benefits of the Company’s executive employees. Subject to the following provisions of this Section 2.4, the Company shall provide a term life insurance policy covering the life of the Employee. The Company shall use reasonable commercial efforts to obtain a term life policy, at standard rates, providing a death benefit of one million dollars ($1,000,000) effective as soon as feasible following the date this Agreement is executed. The policy shall be kept in force during the term of this Agreement. Any death benefits under such policy shall be paid to the beneficiary designated by the Employee.

2.5	Expenses. The Company shall reimburse the Employee for the reasonable expenses incurred in the performance of the Employee’s duties as an executive of the Company. Such expenses include reasonable business entertainment expenses and mobile telephone expenses.

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2.6	Other Benefits. The Employee shall be entitled during the term of this Agreement, including any extension of the term, to participate in the Company’s benefit plans or policies applicable generally to senior executive employees of the Company.

2.7	Vacation. The Employee shall be entitled to take up to three weeks (fifteen working days) of paid vacation each year. Vacation shall not ever accrue in a greater amount than three weeks (fifteen working days) at any time during the term of this Agreement.

2.8	Automobile. The Company shall make lease payments of up to $1,000 per month and shall pay for the insurance on an automobile selected by Employee for Employee’s use.

3. TERMINATION.

3.1	Disability. If the Employee becomes disabled due to sickness or accident during the term of this Agreement or any renewal thereof and is no longer able to perform the essential functions of the job with reasonable accommodation, and such disability continues for more than twelve consecutive weeks, the Company, in its sole discretion, may either suspend the Employee’s obligation to render services hereunder and the Company’s obligation to pay the Employee under the terms of this Agreement during the continuation of such disability, or terminate this Agreement upon 21 days notice. Unless otherwise agreed to in writing between the Company and the Employee, the Employee is responsible for obtaining and maintaining any insurance coverage for disability.

3.2	Death. In the event of the Employee’s death during the term of this Agreement or any renewal thereof, this Agreement shall terminate and the Company shall have no further obligation to the Employee’s surviving spouse, estate or legal representatives, except amounts due as salary, and/or amounts vested under the Incentive Plan at the time of such termination.

3.3	Termination For Cause By Company. The Company may terminate this Agreement and the employment relationship at any time for Cause as hereinafter defined. “Cause” shall be determined by the Board of Directors of the Company and shall mean the following: (i) consistent failure of the Employee to perform the Employee’s duties pursuant to this Agreement after having been warned at least once in writing by the Board of Directors of the Company; (ii) personal dishonesty involving Company business, or breach of fiduciary duty to the Company involving personal profit; (iii) commission of a felony which has or, in the reasonable business judgment of the Board of Directors of the Company, may have a material, adverse affect on the Company’s business or reputation; (iv) an intentional breach by the Employee of any material provision of this Agreement which is either not reasonably curable or, if reasonably curable, is not cured within ten days notice from the Company; or (v) any breach by Employee of the requirements of Section 4.

3.4	Termination Without Cause. The Company may terminate this Agreement and the employment relationship at any time without cause.

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3.5	Effect of Termination.

(a) Disability, Death or Cause. Upon any termination of employment before December 31, 2009 under Sections 3.1, 3.2 or 3.3, the Company shall not be obligated to make any further payments to the Employee hereunder, except amounts due as salary or bonus for services rendered through the date of termination and/or amounts vested under the Incentive Plan at the time of such termination.

(b) Termination Without Cause; Resignation Occasioned by Breach. Upon any termination of employment before December 31, 2009 by the Company under Section 3.4, or upon any termination of employment before December 31, 2009 by the Employee which was occasioned by the Company’s material breach of this Agreement or unlawful conduct, the Company shall not be obligated to make any further payments to the Employee hereunder, except (i) amounts due as salary or bonus for services rendered through the date of termination, (ii) amounts previously vested under the Incentive Plan at the time of such termination, (iii) if such termination occurs on or after March 31, 2004, the Employee shall become immediately vested in the next installment of the Time Vesting Portion of the Incentive Plan which had not been completed at the time of termination of employment, and (iv) the Employee shall be entitled to severance payments of the Employee’s base salary for one hundred eighty (180) days from the date of termination.

(c) Survival. Notwithstanding the foregoing, the rights and obligations of the parties under Sections 3.7, 4.1, 5.1, 5.2, 6.1 and 7.1 shall survive the termination of this Agreement.

3.6	Force Majeure. In the event that, due to labor disputes, government regulations, or because of the failure of broadcasting facilities due to war or other calamity, or because of other conditions beyond the Company’s control (collectively, “Force Majeure”), the Company reasonably determines it is unable to utilize the Employee’s services, the Company shall have the right upon 24 hours prior notice to the Employee to suspend the Employee’s services for the duration of such Force Majeure, or for any part thereof, and no compensation will be paid or accrue to the Employee during any such period of suspension; provided that such suspension shall end as soon as such Force Majeure terminates. Notwithstanding the foregoing, during any Force Majure time in excess of 60 calendar days, the Employee shall have the right to terminate his employment hereunder without cause.

3.7

Injunction. The Employee acknowledges that the services the Employee is to render to the Company are of a special, peculiar and extraordinary character that gives them a unique value, the loss of which cannot be reasonably or adequately compensated for in damages in a legal action, and that the Employee, by virtue of his position with the Company, will have access to confidential, trade secret information of the Company. The Employee further expressly acknowledges and agrees that the Company will or would suffer irreparable injury if the Employee were to fail to perform services required under this Agreement and that the Company would by reason of that injury be entitled to injunctive relief in a court of appropriate jurisdiction prohibiting him from performing

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services for any entity operating a Spanish language television or radio station within a 150 mile radius of Los Angeles, California, a 150 mile radius of San Diego, California, or a 150 mile radius of Houston, Texas, in addition to any other rights or remedies which may be available to the Company; provided, however, that, notwithstanding anything else contained in this Agreement, the Employee shall not be liable for monetary damages to the Company for failure to perform services required under this Agreement, unless the Employee furnishes services for any entity operating a Spanish language television or radio station (not affiliated with the Company) within a 150 mile radius of Los Angeles, California, a 150 mile radius of San Diego, California, or a 150 mile radius of Houston, Texas, from the date of commencement of this Agreement through December 31, 2009; further provided that the foregoing clause relates only to damages incurred as a result of Employee’s failure to perform services under this Agreement, and shall not preclude the Company from any remedy (including monetary damages) to which it may be entitled for any other breach of this Agreement (including but not limited to Sections 4 and 5). The Employee further consents and stipulates to the entry of the injunctive relief referred to in this section.

4. RIGHTS TO COMPANY MATERIALS, CONFIDENTIALITY.

4.1	Confidential Information. The Employee agrees that all lists, materials, books, files, reports, correspondence, records, communications and other documents and information provided by, prepared by, or made available by the Company (including its subsidiaries) to the Employee or prepared by the Employee with materials of Company (including its subsidiaries) in connection with the provision by the Employee of services hereunder (“Company Materials”) shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and the Employee shall not make or retain any copies thereof. All Company Materials and confidential information relating to the Company (including its subsidiaries) or its operations shall remain the property of the Company and shall not be disclosed by the Employee to any other party, except as is required in the course of Employee carrying out his employment duties hereunder, and except to the extent such information is publicly available to third parties (other than as a result of the disclosure of such information by Employee to any third party). In consideration for employment with the Company and in exchange for the consideration provided for by this Agreement, the Employee specifically agrees that after termination of the Employee’s employment with the Company for any reason, the Employee shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use or communicate or divulge any Company Materials or confidential information, knowledge or data of the Company to anyone other than the Company and those specifically designated by it, except to the extent such information is publicly available to third parties (other than as a result of the disclosure of such information by the Employee to any third party).

5. SOLICITING EMPLOYEES.

5.1	Non-Solicitation of Employees. The Employee promises and agrees that the Employee will not, during the term of this Agreement, or for a period of 12 months thereafter,

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directly or indirectly solicit any employees of the Company (including its subsidiaries) having an annual rate of income from the Company of $30,000 or more, to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company, including, but not limited to, any entity operating a Spanish language television or radio station (not affiliated with the Company) within a 150 mile radius of Los Angeles, California, a 150 mile radius of San Diego, California, or a 150 mile radius of Houston, Texas and any entity in competition with the production business of the Company or its subsidiaries (such as the Company’s Empire Burbank Studios). The parties hereby agree that any such employee hired by an entity in competition with the Company will be presumed to have been solicited in breach of this provision and that in any action to enforce this provision, the Employee shall have the burden of proving that such employee was not solicited in breach of this provision.

5.2	Remedies. Because damages for any such solicitation of Company employees in violation of the foregoing would be difficult if not impossible to ascertain, the Employee hereby agrees that if the Employee solicits employees in violation of this Agreement, the Company shall be entitled to an award of the greater of its actual damages or liquidated damages against the Employee in the amount of $100,000 (per employee solicited or hired).

6. SOLICITING CUSTOMERS.

6.1	Non-Solicitation of Customers. The Employee promises and agrees that the Employee will not, during the term of this Agreement, including renewal terms, or for a period of 12 months after termination of this Agreement, influence or attempt to influence, either directly or indirectly, customers of the Spanish language radio or television station business or production business of the Company (including its subsidiaries) to divert their business to any individual, partnership, firm, corporation or other similar entity then in competition with the Spanish language radio or television station broadcasting business or production business of Company (including its subsidiaries) within a 150 mile radius of Los Angeles, California, a 150 mile radius of San Diego, California, or a 150 mile radius of Houston, Texas.

7. MISCELLANEOUS.

7.1

Indemnification. The Company shall defend and hold the Employee harmless to the fullest extent permitted by applicable law and the Company’s By-Laws and Articles of Incorporation in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Employee of services for, or action of the Employee as, or arising by reason of the fact that the Employee is or was, a director, officer, employee or agent of the Company or any parent, subsidiary or affiliate of the Company, or of any other person or enterprise at the Company’s request. Expenses incurred by the Employee in defending a claim, action, suit or investigation or proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of any undertaking by or on behalf of the Employee to repay such amount if it shall ultimately be determined that the Employee is not entitled to be

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indemnified hereunder. The foregoing rights are not exclusive and do not limit any rights accruing to the Employee under any other agreement or contract or under applicable law. Notwithstanding the foregoing, the Company will not indemnify the Employee for any action by the Employee taken outside the scope of the Employee’s employment or for any action Employee knows to be unlawful.

7.2	Entire Agreement, Waiver Or Modification. This Agreement constitutes the entire agreement of the parties hereto and supersedes and replaces any other written or oral agreement or understanding with respect to the subject matter hereof. This Agreement may be modified, amended or waived only by written instrument executed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature.

7.3	Rights Cumulative. The rights of the parties under this Agreement are cumulative, and the exercise of one right will not be deemed to preclude the exercise of any other rights; likewise, the rights of the parties hereunder are in addition to any other rights of such party at law or in equity.

7.4	Communications. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed by registered or certified mail, postage prepaid, addressed to the Employee at the Employee’s address as it appears on the records of the Company or addressed to the Company at its principal office at 1845 Empire Avenue, Burbank, California 91504. Either party may change the address at which notice shall be given by written notice given in the above mariner.

7.5	Savings Clause. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law or determination and otherwise this Agreement shall continue in full force and effect.

7.6	Governing Laws. This Agreement shall be governed as to its validity and effect by the laws of the State of Texas without regard to principles of conflict of laws.

7.7	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

PORTIONS DENOTED WITH [****] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE EMPLOYEE	LBI HOLDINGS I, INC.

/s/ Winter Horton	/s/ Lenard D. Liberman
Winter Horton	Lenard D. Liberman
Executive Vice President

PORTIONS DENOTED WITH [****] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) effective as of the 17th day of May, 2004, is entered into by and between LBI Holdings I, Inc., a California corporation (the “Company”), and Winter Horton (the “Employee”).

RECITALS

WHEREAS, Employee and the Company are parties to that certain Employment Agreement entered into as of December 18, 2002 (the “Agreement”);

WHEREAS, Employee and the Company, in anticipation of the possible initial public offering of the Company’s common stock, desire to amend the Agreement in a manner consistent with such initial public offering.

AGREEMENT

NOW, THEREFORE, in consideration of the promises set forth herein, it is agreed as follows:

1. Section 2.3.3(a) of the Agreement is amended by adding the following to the end of the section:

“Notwithstanding the foregoing, if, at the time of the determination, common shares of the Company are traded on an established securities market, such Net Value shall not be determined by an appraisal, but instead such Net Value shall be the product of the outstanding common shares of the Company, on a fully diluted basis as of such date times the volume-weighted average price per share of the Company in the five days of trading immediately prior to the date of such determination.”

2. Section 2.3.3(b) of the Agreement is amended by adding the following to the end of the section:

“This Section 2.3.3(b) shall not apply if the Net Value is not determined by an appraiser because, at the time of determination, common shares of the Company are traded on an established securities market.”

3. The fourth sentence of the first full paragraph of Section 2.3.4 is revised to read as follows:

“In the event that the stock of the Company is then capable of being immediately traded on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation System (NASDAQ), or any other recognized national stock exchange, at the option of the Company, the payment may be made in the form of cash, or Common Stock of the Company, or a combination thereof.”

PORTIONS DENOTED WITH [****] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

4. The initial portion of the sixth sentence of the first full paragraph of Section 2.3.4 (which portion ends with a colon) is revised to read as follows:

“In the event that a cash payment of the full Payment Amount would violate the terms of any loan agreement in effect at the time between the Company (including any of its subsidiaries) and any financial institution, and the Company does not make its payment in the form of common stock of the Company, then the following provisions shall be in effect:”

5. This Amendment may not be amended orally, but only by an agreement in writing executed by the party against whom enforcement of such amendment is sought.

6. Employee and the Company acknowledge and agree that there has not been any material breach of the Agreement by the Company as of the date of the execution this Amendment.

7. Employee and the Company acknowledge and agree that the Agreement as amended shall be binding upon any successor to the Company.

8. This Amendment shall be governed as to its validity and effect by the laws of the State of California without regard to principles of conflict of laws.

9. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the day and year first above written.

EMPLOYEE	LBI HOLDINGS I, INC.

/s/ Winter Horton	/s/ Lenard D. Liberman
Winter Horton	Lenard D. Liberman
Executive Vice President